Exhibit 10.7

Alloy, Inc.

Offer Letter

December 9, 2003

David Diamond

Dear David,

On behalf of Alloy, Inc. (the “Company”), I am very pleased to provide you with the terms and conditions of your employment by the Company. The following sets forth the proposed terms and conditions of the Company’s offer to employ you. We hope that you choose to join the Company and look forward to a mutually beneficial relationship.

1. Position: Your initial position will be Director, Human Resources, Delia’s Corp. The position will be based out of the Company’s Hudson Street office located in New York, NY. Your location is subject to change at the discretion of the Company. As the Company’s employee, we expect you to devote your full time and energies to the business and affairs of the Company, and to perform any and all duties and responsibilities associated with this position and as may be reasonably assigned to you by the Company. In addition to your primary duties, you shall perform such other services for the Company as may be reasonably assigned to you from time to time by the Company. Your performance will be reviewed on a periodic basis as long as you remain employed by the Company.

2. Starting Date/Nature of Relationship: If you accept this offer, your employment with the Company shall commence on January 5, 2004. Except as expressly set forth herein, this letter does not create an employment contract or other agreement and is not a promise of employment for a specific period of time. You understand that your employment is at-will and either party may terminate the relationship with or without cause at any time.

3. Compensation and Benefits: Your initial base pay shall be $150,000 per annum, ($5769.23 on a bi-weekly basis) plus a $75,000 bonus program for the placement of “key” new hires, to be defined by the CEO of Delia’s to be paid out twice in the first year, at 4 months from date of hire and 12 months from date of hire and an additional general management bonus plan to be implemented for 2004. The percentage for the general management bonus plan for 2004 is to be calculated on your base salary and “key” new hire bonus placement combined compensation. This level of base pay will be reviewed at least annually.

In addition, you shall be entitled to receive options to purchase 15,000 shares of Common Stock of Alloy, Inc. (the Company’s parent), par value $0.01 per share, pursuant to one of Alloy’s stock plans. Such options shall be exercisable at a purchase price per share equal to the closing price of Alloy’s Common Stock on the NASDAQ market on the business day prior to the date of your commencement of employment with the Company. The options shall have the following vesting schedule: 3750 shares shall vest one year after your first day of employment, 3750 shares shall vest two years after your first day of employment, 3750 shares shall vest three years after your first day of employment, and the remaining 3750 shares shall vest four years after your first day of employment. The options shall have terms of ten years.

In addition to your compensation, you will be entitled to receive the various benefits offered by the Company to its employees. Benefits offered may be modified or changed from time to time at the discretion of the Company. Where a particular benefit is subject to a formal plan, eligibility to participate in and receive any particular benefit of the plan is governed solely by the applicable plan document. Should you ever have any questions, you should ask Beth Stankard, Alloy’s VP/ Human Resources, for a copy of the applicable plan document.

4. Confidentiality: The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Consequently, as a condition of this offer of employment and your subsequent employment, you are required to sign the Non-Competition and Confidentiality Agreement (the “Agreement”) enclosed with this letter.

5. Severance: In the event of a “change of control”, that the Alloy Merchandise division is sold, and the new Company terminates you within 12 months of the acquisition, you shall be entitled to a one year severance package, that includes base salary, medical and dental benefits. If the company terminates you for any other reason then change of control, without “cause”, you shall be entitled to a severance payment of 12 months of base salary, medical and dental benefits. “Cause” is defined as dishonesty, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information and conduct substantially prejudicial to the business of the Company or and Affiliate.

6. Miscellaneous: This letter, together with the Agreement, constitutes our entire offer regarding the terms and conditions of your employment by the Company. It supersedes any prior agreements, or other promises or statements

(whether oral or written) regarding the offered terms of employment. The terms of your employment shall be governed by the law of the State of New York, without giving effect to its principles of conflicts of laws. By accepting this offer of employment, you expressly agree that any action, demand, claim or counterclaim concerning any aspect of your employment relationship with the Company shall be resolved by a judge alone, and you waive and forever renounce your right to a trial before a civil jury. Company and/or Alloy reserves the right to alter any of the terms of employment set forth in this letter as needed.

You may accept this offer of employment and the terms and conditions hereof by signing the enclosed additional copy of this letter and the Agreement, which execution will evidence your agreement with the terms and conditions set forth herein and therein.

I am delighted to offer you the opportunity to join our Company, and we look forward to your joining us.

ALLOY, INC.

By:
James Johnson

Accepted and Agreed:

By:
	Print Name:	David Diamond

Date:	1/5/04

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